LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made as of May 10, 2023 (the “Effective Date”), by and between MELINK PROPERTIES LLC, an Ohio limited liability company (“Landlord”), and HYLIION INC., a Delaware corporation ("Tenant").
RECITALS
A. Landlord owns the land and all improvements and buildings thereon as described in the attached Exhibit A, which are collectively referred to as the “Property.”
B. Landlord desires to lease the Premises (as hereinafter defined) to Tenant, and Tenant desires to lease the Premises from Landlord in accordance with the terms and conditions of this Lease.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, Landlord and Tenant hereby agree as follows:
1.GRANT OF LEASE. Landlord leases to Tenant, and Tenant leases from Landlord, on the terms and conditions set forth in this Lease, the entire building located at 5130 River Valley Road in the City of Milford, Clermont County, Ohio (the “Building”) consisting of approximately 30,236 square feet, together with the right to use, in common with Landlord (for purposes of performing its obligations under this Lease and exercising any reserved rights), (a) all easements and rights appurtenant to the Property, (b) all portions of the Building (if any) designed for the common use of all tenants and occupants of the Building, (c) all utility lines, pipes, conduits and other similar facilities on the Property necessary for the use of the Premises, and (d) all parking areas and drives located on the Property (collectively, the “Premises”, which may also be referred to as the Property herein). Tenant's use of these common facilities shall be subject to such reasonable rules and regulations as Landlord may adopt, but shall not materially interfere with Tenant’s rights under this Lease. Notwithstanding the foregoing, Landlord reserves for its, and its designees, use of the last row of parking on the Property located furthest away from the Building. Landlord shall be entitled to place signage on such spaces at its sole expense and shall be entitled to use the driveways on the Property for access to and from such parking spaces. Specifically, Landlord herby covenants and agrees that Tenant shall have unimpeded vehicular and pedestrian access over and across that portion of the driveway (the “Driveway”) located on the adjacent property subject to an easement owned by Landlord as more particularly set forth on the site plan attached to Exhibit A (the “Site Plan”) for purposes of ingress and egress to and from River Valley Road to the parking lot located on the Premises, and Landlord agrees to keep said Driveway in good order, repair and condition at Landlord’s sole cost and expense during the Term of this Lease, provided however, that Tenant shall be responsible for the cost of such repair if Tenant causes damage to the Driveway beyond ordinary wear and tear in connection with the uses permitted herein.
2.CONDITION OF PREMISES; PREPARATION OF PREMISES. The Premises are leased to Tenant in their present condition, “as is,” as of the date of this Lease, provided that Landlord shall construct the improvements described on Exhibit B attached hereto and made a part hereof (the “Landlord Improvements”) in a good and workmanlike manner and in accordance with all applicable Laws (as hereinafter defined) at Landlord’s sole cost and expense, and shall deliver the Premises to Tenant in compliance with all applicable Laws, and with all mechanical, electrical, plumbing, fire suppression and other Building systems in good working order and condition. Tenant shall construct all other alterations or improvements to the Premises as it desires or are necessary or appropriate to operating its business on the Premises (the “Tenant Improvements”). The scope of the Tenant Improvements is initially intended to be as shown on Exhibit C attached hereto and made a part hereof. Tenant shall prepare plans and specifications for the Tenant Improvements and submit them to Landlord for review. Landlord shall have five (5) business days after receipt to review and approve/disapprove (with specific reasons), which shall not be unreasonably withheld, conditioned or delayed. Tenant shall revise to address Landlord’s reasonable concerns and this process shall continue until final Landlord approval is obtained (which finally approved plans and specifications shall be referred to as the “Tenant Plans”). Landlord approval shall not be deemed to be any representation or covenant that the Tenant plans achieve a certain standard of construction, comply with Laws or as to any other matter. Tenant shall construct the Tenant Improvements in a good and workmanlike manner, free and clear of any encumbrances, in compliance with all applicable Laws and the Tenant Plans. Tenant shall be obligated to obtain all other permits, consents and approvals needed to construct and occupy the Tenant Improvements, including without limitation a certificate of occupancy for the Premises and the Property, if applicable. Tenant shall carry the insurance required by Section 10 hereof and shall require all contractors to comply with the Ohio worker’s compensation laws and carry, and provide evidence to Landlord of, comprehensive general liability policy including without limitation, contractor’s liability insurance, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage with combined limits for personal injury and death and property damage of $2,000,000.00.
3.TERM. The term of this Lease (the "Primary Term") shall commence on the later of July 1, 2023, or (ii) the date (the “Delivery Date”) Landlord completes the Landlord’s Work (subject only to minor punch list items that do not materially interfere with Tenant’s use) and delivers exclusive possession of the Premises to Tenant in the condition required by this Lease (the “Commencement Date”) and shall continue for five (5) full “Lease Years” thereafter. "Lease Year" means the one-year period beginning on the Commencement Date and each anniversary of the Commencement Date. Notwithstanding the foregoing, upon full execution of this Lease, Tenant shall have the right to enter the Premises at any time after May 31, 2023 for purposes of readying the Premises for Tenant’s use thereof and the commencement of Tenant’s Work, including without limitation, the installation of Tenant’s furniture, fixtures, equipment, machinery, and otherwise conducting the uses permitted by this Lease, provided that Tenant does not materially interfere with Landlord’s Work, abides by the reasonable rules of Landlord and does not interfere with the use of the office portion of the Premises prior to the Delivery Date. The period between the full execution of this Lease and the Commencement Date shall be referred to as the “Early Access Period.” Tenant shall not be responsible for the payment of any rent or other sums due under this Lease during the Early Access Period until the Commencement Date occurs, provided that all of the other terms of this Lease shall apply (such as insurance requirements, indemnities and other provisions). Landlord shall substantially complete Landlord’s Work prior to July 1, 2023.
4.RENEWAL TERMS. Provided Tenant is not in default under this Lease beyond any applicable period for curing the default, Tenant shall have the option to renew this Lease for two (2) additional period of three (3) Lease Years each (each, a "Renewal Term") by giving Landlord written notice of renewal at least 180 days before the expiration of the Primary Term or then applicable Renewal Term. These renewals shall be upon the same terms and conditions that apply during the Primary Term, except for the amount of the rent, which shall be as set forth in Section 5.2 and there shall be one less available Renewal Term. The phrases "term of this Lease," "Lease term" or any similar phrases used in this Lease, shall, where appropriate, mean the Primary Term and the properly and timely exercised Renewal Term.
5.RENT.
5.1 During Primary Term. Tenant shall be obligated to pay Landlord as annual rent for the Premises during the Primary Term the following amounts:

Lease Year	Square Footage	Monthly Rent	Annual Rent
1	30,236	$45,354.00	$544,248.00
2	30,236	$46,714.62	$560,575.00
3	30,236	$48,116.00	$577,392.00
4	30,236	$49,559.50	$594,714.00
5	30,236	$51,046.25	$612,555.00

5.2 During Renewal Term(s). During Renewal Term(s), if exercised, rent shall continue to increase by three percent (3%) per Lease Year.
5.3 Payment. The rent shall be due and payable in equal monthly installments in advance on the first day of each month during the term of this Lease to Landlord at its notice address, or at such other place as Landlord may designate by written notice to Tenant. The rent for any partial month prior to the first full Lease Year shall be prorated on a per diem basis and shall be due and payable on the Commencement Date.
5.4 Late Payment Charges. If Tenant fails to pay any installment of rent when due, or any Insurance Costs, or other charges payable under this Lease when due, or within 5 days after the due date established in this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the amount due as a late charge to cover Landlord's administrative expenses and not as a penalty. In addition, Tenant shall pay interest on the unpaid amounts, from the 11th day after the due date until paid by Tenant, at the rate of ten percent (10%) per annum or, if less, the maximum rate permitted by law.
5.5 Net Lease. Except as otherwise specifically provided herein, this Lease is a "net" Lease. Tenant shall pay all rent and all other charges due under this Lease without notice or demand and free from any charges, taxes, assessments, impositions, claims, damages, expenses, deductions, set-offs, counterclaims, abatement, suspension or defense of any kind. It is the intention of the parties that the obligations of Tenant shall be separate and independent covenants, that the rent and all other charges payable by Tenant shall continue to be payable in all events, and that the obligations of Tenant shall continue unaffected unless the requirement to pay or perform the same shall have been terminated or modified pursuant to an express provision of this Lease. Except as otherwise specifically provided in this Lease, Tenant shall pay and be responsible to Landlord for all costs, expenses, obligations, liabilities and acts necessary to and for the proper use, operation, maintenance, care and occupancy of the Premises and Property. Tenant waives all rights now or in the future conferred by law to quit, terminate or surrender this Lease or the Property or to any abatement, suspension, deferment or reduction of the rent or any other charges and under this Lease, except as otherwise expressly provided in this Lease.
1.SECURITY DEPOSIT. Upon the execution of this Lease, Tenant has paid Landlord $45,354.00 to be held by Landlord as security for the performance of Tenant's obligations. If Tenant defaults in the performance of any of its obligations under this Lease beyond any applicable notice and cure period, then in addition to any other remedies available to Landlord, Landlord may, at its option, apply the security deposit to discharge any obligation of Tenant or to pay any costs incurred by Landlord as a result of Tenant's default. Tenant shall promptly reimburse Landlord for any funds so expended. Within 30 days after the expiration of the term of this Lease, and provided that Tenant has surrendered the Premises to Landlord in accordance with Section 29, Landlord shall pay to Tenant, without interest, the balance of the security deposit which has not been previously applied in accordance with these provisions.
2.USE OF PREMISES. Tenant will use and occupy the Premises for office, warehouse, manufacturing, and other lawful purposes incidental thereto in connection with Tenant’s operations, and for no other purpose without Landlord's prior written consent. In connection with its use and occupancy of the Premises, Tenant shall not:
(a) install, use, operate or maintain any machinery or equipment or permit any other activity or conduct within the Premises which (i) produces any discernible vibration or noise within any part of the Building that violates any applicable governmental noise ordinance or creates a nuisance outside the Premises, or (ii) overloads the floors or any other structural portions of the Premises or the Building;
(b) use any part of the roof of the Building for any purpose other than in connection with the Tenant Improvements or alterations of the Premises or Building or performing any maintenance obligations hereunder; however, Tenant agrees to cooperate with Landlord’s requirements with respect to any roof modifications or alterations so as not to void any applicable roof warranty, including the use of Landlord’s contractors to perform any roof work or maintenance; or
(c) treat, manufacture, use, store, release or dispose of hazardous substances, hazardous wastes, petroleum products or other substances regulated under applicable Laws (“Hazardous Substances”), except that Tenant may use, store and dispose of any of the foregoing materials to the extent that (i) the materials and quantities to be used and stored on the Premises are in connection with Tenant’s business operations (provided that in the event Tenant’s use changes from its initial use Tenant will provide written notice to Landlord regarding any additional Hazardous Substances used by Tenant on the Premises and follow any reasonable guidelines by Landlord for such use), and (iii) the use and storage of the materials on the Premises is not prohibited by, and is done in a manner to comply with, applicable Laws; or
(d) permit the Premises to be used for any purpose that would render void or cause cancellation of any insurance maintained on the Building by Landlord, or cause an increase in the premiums for such insurance.
1.COMPLIANCE WITH LAWS. Tenant, at its sole expense, shall comply with all present and future federal, state or local laws, rules , orders, ordinances and regulations (the “Laws”) applicable to its use and occupancy of the Premises, and shall make any repairs, modifications or additions to, or remediate, the Premises that may be required by any of those Laws if such requirements are due to Tenant’s particular use of the Premises or the Hazardous Substances brought by Tenant onto the Premises. Landlord shall be responsible for any violations of Laws existing on or prior to the Effective Date and shall correct the same at Landlord’s sole cost and expense. Tenant shall have no liability or obligations with respect to any hazardous materials regulated by applicable Laws which were preexisting at, in or upon the Premises or which were not first introduced to the Premises by Tenant, officers, members, agents, consultants, employees, licensees, invitees and contractors, and Landlord shall be sully responsible for the removal and/or remediation of the same. If Tenant is unable to use all or a portion of the Premises as a result of the presences of any such hazardous materials for which Tenant is not responsible for hereunder, then Tenant shall receive an abatement of Rent for each day that Tenant is unable to use the Premises or portion thereof until Tenant is able to resume such use.
2.UTILITIES AND SERVICES. Tenant shall pay all charges against the Premises for water, sanitary sewer, gas, light, heat, electricity and any other utility services furnished to or consumed on the Premises directly to such providers thereof, and if any such services are provided by Landlord, they shall be so provided without any cost markup applicable thereto. The cost of any services shared with another property which are not separately billed to Tenant shall be reasonably proportioned between the properties services thereby in Landlord’s reasonable determination. Tenant shall be responsible for obtaining and paying all costs of janitorial services for the Property (including the restrooms on each floor of the Premises), trash removal, internet and telephone service. Landlord shall have the right, without being liable to Tenant and without abatement or reduction of rent, to suspend, delay or stop any of the utilities or services provided by Landlord whenever necessary due for emergency, inspection, cleaning, repairs, replacements, alterations, improvements or renewals that are necessary in Landlord's judgment, and whenever necessary due to causes beyond Landlord's control, and shall provide Tenant with prior notice of such interruptions to the extent reasonably possible. In any such event, Landlord shall use reasonable diligence to complete repairs promptly so as to minimize any resulting interruptions in utilities or services. If through an act or omission of Landlord, its employees, agents, contractors, or representatives, there is an interruption of utility services to the Premises which renders all or a portion of the Premises unusable, then rent payable under Section 5.1 shall abate in same proportion as the unusable portion of the Premises bears to the entire Premises from that date which is three (3) business days after Tenant gives Landlord notice of such interruption until such interruption ceases.
3.PUBLIC LIABILITY AND FIRE INSURANCE.
10.1 Public Liability Insurance. Tenant shall procure and maintain commercial general liability insurance for the Premises with policy limits of not less than a single limit of $2,000,000.00 for personal injury or death and property damage per occurrence and $3,000,000.00 in the aggregate. Landlord and any mortgagee shall be named as additional insureds under this policy. The policy shall contain an agreement by the insurer that it will not cancel the policy except after fifteen days' prior written notice to Landlord and Tenant and that any loss otherwise payable shall be payable notwithstanding any act or negligence of Landlord or Tenant that might, absent such agreement, result in a forfeiture of all or a part of the insurance payment.
10.2 Fire and Casualty Insurance. Except for the Tenant Improvements or other alterations or improvements to the Premises made by Tenant, Landlord shall keep the Building and all other improvements located on the Property insured against loss by fire and all of the risks and perils insured against in a "special form" commercial property insurance policy. During the term of this Lease, Tenant shall procure this type of insurance with respect to the Tenant Improvements, and any other alterations and improvements installed on the Property by Tenant, in the amount of their full replacement cost. Landlord may also obtain such additional coverages as it deems appropriate for the Building, including, but not limited to, boiler and machinery and rent loss insurance or endorsements. This insurance shall be written by a company of recognized financial standing that is authorized to do an insurance business in the State of Ohio. The costs incurred by Landlord pursuant to this Section 10.2 are referred to as "Insurance Costs." Tenant shall reimburse Landlord for the Insurance Costs in accordance with the provisions of Section 10.3

10.3 Insurance Cost Reimbursement. Tenant shall pay Landlord for all Insurance Costs incurred by Landlord during the term of this Lease with respect to the Property, less any deductibles. The Insurance Costs shall be due and payable within 10 days after Landlord notifies Tenant in writing of the amount due.
10.4 Certificates. At the commencement of the term of this Lease or, if earlier, prior to an entry by Tenant on the Property, Tenant shall deliver to Landlord a certificate of the insurance required to be maintained under Section 10.1. Tenant shall also deliver to Landlord at least 10 days prior to the expiration date of such policy (or of any renewal policy), certificates for the renewal of this insurance.
1.WAIVER OF LIABILITY. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant on behalf of themselves and all others claiming under them, including any insurer, waive all claims against each other, including all rights of subrogation, for loss or damage to their respective property arising from fire and any of the other perils normally insured against in a "special form" policy of commercial property insurance, regardless of whether such insurance is actually in place and of the negligence of either party. If either party so requests, the other party shall obtain from its insurer a written waiver of all rights of subrogation that it may have against the other party.
2.INDEMNIFICATION. Except to the extent liability has been waived under Section 11, Tenant shall indemnify, defend and hold Landlord harmless against any and all claims, liabilities, damages or losses, and any attorneys' fees and other incidental expenses, resulting from injury or death of any person or damage to property occurring on or about the Premises or arising in conjunction with the use and occupancy of the Property or Premises by Tenant or others claiming under Tenant, except to the extent the death, injury or damage was sustained as a result of any tortious or negligent act of Landlord or of its employees, agents or contractors, or by reason of the breach of any of Landlord's obligations under this Lease. In addition, Tenant shall indemnify, defend and hold Landlord harmless against any claims, liabilities, damages, losses or expenses resulting from the release of hazardous substances, hazardous wastes or petroleum products on or from the Premises which were first introduced thereon by Tenant or other violations of applicable Laws occurring during the term of this Lease to the extent caused by Tenant, its officers, members, agents, consultants, employees, licensees, invitees and contractors. Except to the extent liability has been waived under Section 11, Landlord shall indemnify, defend, and hold Tenant harmless from and against any and all claims, liabilities, damages or losses, and any attorneys' fees and other incidental expenses, resulting from injury or death of any person or damage to property occurring on or about the Premises to the extent arising out of the negligence or willful misconduct of Landlord, its employees, agents, contractors or representatives, for any hazardous substances located on, in or under the Property which were not first introduced by Tenant, and for Landlord’s failure to comply with its obligations under this Lease. The indemnities contained in this Section shall survive the expiration or termination of this Lease.
3.MAINTENANCE.
13.1 Landlord's Repairs. Landlord, at its sole expense and without reimbursement from Tenant, shall promptly (after Landlord is provided written notice of the need therefor) perform all repairs and maintenance and make all replacements as are necessary to keep in good order, condition and repair the roof, roof membrane and all structural elements and portions of the Premises and Building, including structural walls, floors and foundations. In addition, Landlord shall maintain in good repair and condition and shall promptly (after Landlord is provided written notice of the need therefor) perform all repairs and maintenance to (i) the exterior elements and portions of the Building, (ii) utility and mechanical systems and facilities exterior to the Building, and (iii) the heating, ventilating and air conditioning systems serving the Building. Tenant shall reimburse Landlord for Landlord's costs in connection with complying with its obligations in the immediately preceding sentence (except the complete replacement of an HVAC unit which shall be the sole cost of Landlord without reimbursement) and any and all costs incurred by Landlord in connection with the ownership, repair, maintenance, replacement and operations of the Property and the Premises, or any portion thereof, subject to Landlord’s obligations in the first sentence in this Section 13.1 which shall remain Landlord’s responsibility. Notwithstanding the foregoing, Tenant shall not be obligated to reimburse any of the following: (a) costs reimbursed by or reasonably expected to be covered by insurance or warranty; (b) interest and amortization of debt service; (c) non-cash items such as deductions for depreciation; (d) any items which are the responsibility of Landlord hereunder without reimbursement from Tenant, or (e) any costs due to the negligence or willful misconduct of Landlord, its employees, agents, contractors or representatives. Landlord shall not be responsible for making any repairs until notified of the need therefor by Tenant, or unless Landlord otherwise obtains actual knowledge of the need for such repairs.
13.2 Tenant's Repairs. Tenant shall, at its expense, perform all repairs and maintenance and make all replacements as are necessary to keep in good order, condition and repair, all portions of the interior of the Premises, including, but not limited to, interior walls, floor coverings, carpeting, finished ceilings, light fixtures, doors and entranceways, glass, windows and all plumbing, sewer, and electrical equipment located within the interior of the Premises. In addition, Tenant, at its sole cost and expense, shall be responsible for all “daily” maintenance of the Property and the Premises. Tenant further agrees that it will not cause or permit any waste or damage to the Premises, nor allow the accumulation of boxes, barrels, packages, wastepaper or other trash in violation of applicable Laws. In addition, Tenant at its expense shall repair, replace or restore all damage to the Premises or the Building caused by the negligent acts or omissions of Tenant or its agents, contractors, employees or invitees, or by a breach by Tenant of its obligations under this Lease, except to the extent liability is waived under Section 11.
13.3 Landlord’s Performance of Tenant Repairs. Upon request of Tenant, Landlord shall make any repairs which Tenant is required to undertake hereunder and Tenant shall reimburse Landlord for the costs thereof within fifteen (15) days after invoice from Landlord.
1.IMPROVEMENTS BY TENANT. Subsequent to the construction of Tenant Improvements, Tenant shall have the right to make such nonstructural alterations, additions or improvements within the Premises as it considers necessary or desirable for the conduct of its business, provided that (i) all work shall be done in a good and workmanlike manner and in accordance with all applicable Laws and the other provisions of this Lease; (ii) the structural integrity or utility or mechanical systems of the Building shall not be materially impacted; (iii) Tenant shall submit to Landlord complete plans and specifications for any alterations, additions or improvements to the Premises; (iv) Tenant shall first obtain Landlord's written consent to make the alterations, additions, or improvements, including Landlord's approval of the plans and specifications, which consent and approval shall not be unreasonably withheld, conditioned or delayed; and (v) Tenant shall not permit any liens to attach to the Premises. Upon the termination of this Lease, any alterations, additions or improvements made by Tenant shall become the property of Landlord, or, to the extent Landlord requests in writing at the time Landlord approves of the Tenant Improvements or alterations, the same shall be removed, without damage to the Premises, and Tenant shall restore the Premises to as near its original condition as possible, except for normal wear and tear since the last repair or replacement required by this Lease.
2.REAL ESTATE TAXES. Tenant shall reimburse/pay Landlord within fifteen (15) days after demand for all real estate taxes, assessments or levies, whether general or special, ordinary or extraordinary, of every nature or kind whatsoever, including without limitation, sewer and water and other utility charges or rates that may be assessed, any payments in lieu of such taxes or charges, and PACE special assessments against the Property or any portion thereof, which become due and payable with respect to the Property during the term of this Lease. Tenant shall not be liable for any excise, rent taxes or impact fees, franchise or margin taxes (unless the same are substituted for real estate taxes), or any gift, estate, inheritance, transfer, or other taxes based upon the income of Landlord.
3.DAMAGE AND DESTRUCTION. If during the term of this Lease the Premises are so damaged by fire or other casualty as to be rendered untenantable in whole or in substantial part, as reasonably determined by Landlord and Tenant, then either Landlord or Tenant may terminate this Lease effective as of the date of such casualty. In addition, if the Building is destroyed in whole or in substantial part by casualty, or if Landlord determines that the insurance proceeds are/will be insufficient to repair the damage to the Building or Landlord's mortgagee elects/will likely elect to apply any of the proceeds to the mortgage debt, Landlord may terminate this Lease effective the date of such casualty. These elections by Landlord or Tenant shall be made within 30 days after the occurrence of the casualty, or shall be deemed waived. If this Lease is not so terminated, either because the damage does not render the Premises untenantable, either in whole or in substantial part or because neither Landlord nor Tenant elects to terminate this Lease pursuant to the preceding provisions, then Landlord shall, with all due diligence, repair and restore the Premises to substantially their original condition (excluding any Tenant Improvements or other alterations or improvements made by Tenant). The rent shall be abated in proportion to the untenantable space until the Premises are restored. If this Lease is terminated by Tenant or Landlord pursuant to this Section 16, Landlord shall refund any rent prepaid beyond the effective date of termination. The term “substantial part” means more than 50% of the square footage of the Building is damaged.
4.CONDEMNATION. If during the Lease term the Premises or any part of the Premises is taken by eminent domain or sold under threat of taking by eminent domain, and the loss of that part of the Premises so taken or sold substantially interferes with Tenant's use of the Premises, Tenant may terminate this Lease by giving Landlord written notice. This termination shall be effective as of the date of the occurrence of the taking or sale. Landlord shall also have the right to terminate this Lease if all or any part of the Premises, Building or Property is taken or condemned or sold under threat of taking. The rights of termination of Landlord and Tenant under the preceding sentences shall be exercised within a reasonable time after notice of the taking, but in no event later than the effective date of the taking or sale. If the Premises are taken in whole or in part but this Lease is not terminated by a party exercising its rights under the preceding provisions, Landlord shall promptly restore any damage to the Premises to the extent reasonably possible (but Landlord is not required to expend more than the amount of the condemnation proceeds received by Landlord for such purposes) and the rent for the Premises shall be proportionately reduced commencing on the date when possession of the part so taken or sold is surrendered by Tenant. If this Lease is terminated pursuant to this Section 17, Landlord shall refund to Tenant any rent prepaid beyond the effective date of termination.
In the event of any taking or sale of the kind described in the preceding paragraph, Tenant irrevocably assigns to Landlord any award, compensation or payment to which Tenant may become entitled by reason of Tenant's interest in this Lease, the Premises or any leasehold improvements. Nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, moving expenses and loss of business, if available, to the extent Tenant has a right to make a claim against the person or entity having the power of eminent domain, but in no event shall any such claim be based on the value of Tenant's leasehold interest or reduce the award otherwise payable to Landlord.
1.DEFAULT.
18.1 Tenant's Default. Tenant shall be in default of this Lease if (a) Tenant fails to pay the rent or any other amount required to be paid by Tenant when the same becomes due and payable under the terms of this Lease; provided that Landlord agrees to give Tenant written notice of such failure and seven (7) days to cure the same (provided that Landlord shall only be obligated to give Tenant notice of a failure to pay the rent under Section 5.1 twice per calendar year, thereafter during such calendar year, any failure of Tenant to timely pay the rent due under Section 5.1 shall be a default hereunder without the need for any written notice) ; (b) Tenant fails to perform any other duty or obligation imposed by this Lease and the default continues for a period of 30 days after written notice is given to Tenant by Landlord, or for an unreasonable period of time not to exceed 90 days if 30 days is not sufficient time to repair, remedy or correct such default; (c) Tenant is declared insolvent or adjudged bankrupt, or makes a general assignment for the benefit of its creditors; (d) a receiver of any property of Tenant in or upon the Premises is appointed in any action, suit or proceeding by or against Tenant; (e) any action or proceeding under the National Bankruptcy Act is filed by or against Tenant, and such appointment, suit, action or proceeding is not dismissed within sixty days; or (f) the interest of Tenant in the Premises is sold under execution or other legal process.
18.2 Remedies. In the event of Tenant's default beyond any applicable notice and cure period set forth in Section 18.1, Landlord shall have the right to enter upon the Premises by statutory legal process and repossess and enjoy the same, and, upon demand by Landlord, Tenant shall surrender complete and peaceable possession of the Premises. This Lease shall then terminate at Landlord's option. Whether or not Landlord elects to terminate this Lease, Landlord may immediately recover from Tenant, and Tenant shall be liable to Landlord for, all rent and other charges due and unpaid up to the time of such reentry. If Landlord elects to terminate this Lease, Landlord shall be entitled to the damages caused by Tenant's default, which shall include (a) the costs of reletting the Premises, (b) the difference between the total amount of rent and other charges that Tenant agreed to pay for the balance of the term of this Lease and the fair rental value of the Premises over the same period (i.e., the amount of rent and other charges that Landlord would reasonably expect to receive by reletting the Premises), and (c) all additional sums to which Landlord may be entitled under applicable law. Tenant's obligation to pay rent shall survive any termination of this Lease due to Tenant's default. If Landlord does not elect to terminate this Lease, Landlord may, without waiving or postponing any other rights given it by law or provided for in this Lease, relet the Premises on such terms as it deems best, and apply the proceeds, less all expenses of reletting, to payment of past due rent and the rent due for the balance of the term and hold Tenant liable for the difference. In no event shall Tenant be entitled to any excess rents received by Landlord upon reletting the Premises. The expenses of reletting shall include reasonable attorneys' fees actually paid in recovering and reletting the Premises; the cost of all repairs, additions and improvements necessary to prepare the Premises for reletting; and all brokerage commissions and fees paid with respect to any reletting. These remedies shall not be deemed exclusive, and Landlord shall have all other rights and remedies provided in law or equity.
18.3 Right to Cure. Without limiting any other remedy available to Landlord by reason of Tenant's default, in the event Tenant defaults in the performance of any of its obligations beyond any applicable notice and cure period, Landlord may, at its option (but without any obligation so to do), do all things as it deems necessary and appropriate to cure the default, perform for Tenant any obligation which Tenant is obligated to perform but has not performed, and expend such sums as may be required. All costs and expenses so incurred by Landlord, whether taken from Tenant's security deposit or otherwise, shall be due and payable to Landlord immediately upon demand, together with interest at the rate of 10% per annum or, if less, the highest legal rate, from the date that the costs and expenses were incurred until the same are paid to Landlord.
18.4 Jury Waiver. Landlord and Tenant each waives trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Premises and/or any claim of injury or damage.
1.ASSIGNMENT AND SUBLETTING. Tenant shall not, without Landlord's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, assign this Lease in whole or in part or sublet any part or all of the Premises. For purposes of this Lease, any transfer of beneficial interests in Tenant or combination of transfers that effect in change of control of Tenant shall be deemed an assignment of this Lease. No assignment of this Lease or subletting of the Premises shall be deemed to release Tenant from any of its obligations under this Lease, nor shall any assignment or subletting be construed as permitting any further assignment or subletting except in accordance with this Section 19. If Landlord fails to respond to Tenant’s request for assignment or subletting within ten (10) business days from receipt thereof or receipt of any additional information requested by Landlord in connection with such assignment or subletting, then Tenant shall send a second written notice to Landlord, and if Landlord fails to respond to Tenant’s request for assignment or subletting within ten (10) days thereafter, then Landlord shall be deemed to have approved such request. Notwithstanding the foregoing, without Landlord’s consent but with prompt written notice, Tenant may assign this Lease or sublease all or a portion of the Premises to (i) an affiliate of Tenant having common ownership or control, in whole or in part, with Tenant, (ii) an entity which acquires all or substantially all of Tenant’s assets or ownership interests, or (iii) to an entity in connection with a merger, consolidation, or other corporate reorganization event (each a “Permitted Transfer”), provided that the assignee or sublessee has financial wherewithal sufficient to perform its obligations under this Lease. In the event of a Permitted Transfer, Tenant shall not be released from liability hereunder and the transferee of a Permitted Transfer shall agree to be responsible for the obligations under this Lease from and after the date of such transfer.
2.SUBORDINATION AND ATTORNMENT. This Lease and all of Tenant's rights under this Lease are subject and subordinate to all mortgages placed on or affecting the Premises and all renewals, modifications, consolidations, replacements, substitutions, additions and extensions of any of those mortgages and any other mortgage now or in the future affecting the Premises or any interest in the Premises (collectively "Mortgages"). In confirmation of this subordination, Tenant promptly shall execute and deliver any subordination agreement that Landlord may request. In the event any proceedings are brought for the foreclosure of any Mortgage, Tenant shall, upon request, attorn to the purchaser or transferee upon foreclosure, and recognize the purchaser or transferee as the Landlord under this Lease to the same extent and effect as the original Landlord. Tenant agrees to execute and deliver upon the request of Landlord, or any purchaser or transferee, any instrument necessary or desirable to evidence this attornment. Tenant waives any right that it may have by law to terminate this Lease or to surrender possession of the Premises by reason of any foreclosure proceeding.
3.QUIET ENJOYMENT. Landlord covenants that it has the full right and authority to make this Lease and that if Tenant pays the rent and performs all of the terms of this Lease (subject to any applicable notice and cure provisions), Tenant shall peaceably and quietly enjoy and possess the Premises throughout the term against any party claiming by, through or under Landlord, subject only to the conditions set forth in this Lease.
4.SUCCESSORS AND ASSIGNS. The conditions, covenants and agreements in this Lease to be kept and performed by Landlord and Tenant shall bind and inure to the benefit of their (heirs, personal representatives,) successors and assigns, subject, however, to the provisions of Section 19.
5.PERSONAL PROPERTY. All trade fixtures, furnishings, equipment and other personal property placed or maintained on the Premises shall be at Tenant's sole risk, and Landlord shall not be liable for any loss or damage to such property from any cause whatsoever.
6.LANDLORD DEFAULT. In the event (i) the Premises requires a repair which Landlord is obligated to perform pursuant to Section 13.1 hereof; and (ii) Landlord fails to commence such repair within such period of time as is reasonable under the circumstances following its receipt of notice from Tenant (which may be delivered telephonically); and (iii) Landlord thereafter fails to commence such repair within five (5) business days following delivery of a second notice form Tenant (which may be delivered telephonically), except in the event of an emergency (when such second notice will not be required), then, in the event the failure to repair is materially interfering with Tenant’s use of the Premises, then Tenant may perform such repair, and Landlord shall reimburse Tenant for the actual, reasonable costs incurred in connection therewith following Landlord’s receipt of paid invoices for such repair work and Landlord’s confirmation of the need therefor. In the event Landlord fails to make such payment within thirty (30) days after receipt of a bill substantiating the cost so incurred by Tenant, Tenant may deduct such cost from 50% the Base Rent next falling due, until the total cost incurred by Tenant has been recovered. Notwithstanding the foregoing, in the event Landlord reasonably disputes Tenant’s claim for payment within 30 days after Landlord’s receipt of Tenant’s bill, then Tenant may not deduct or offset such sums from Base Rent until such dispute has been resolved. If Landlord disputes Tenant’s claim, Landlord shall provide Tenant with a reasonably detailed statement setting forth the basis for the dispute. Notwithstanding anything contained herein, such right of deduction shall not be binding upon Landlord’s mortgagee or anyone claiming title to the Premises by, through, or under such mortgagee unless the mortgagee has agreed in writing to be so bound. In the event of a default by Landlord hereunder beyond any applicable notice and cure period, in addition to the foregoing rights and remedies, Tenant retains all rights and remedies at law or in equity, including the right to bring an action for damages or injunctive relief.
7.LIABILITY OF LANDLORD. Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment against Landlord, which may be satisfied only out of the proceeds of sale received upon execution of the judgment against the right, title and interest of Landlord in the Property, and neither Landlord nor any of the partners, shareholders, officers, directors or employees of Landlord shall be liable for any deficiency. In no event shall Tenant have the right to levy its execution against any property of Landlord other than its interest in the Property. In the event of the sale or other transfer of Landlord's interest in the Property, Landlord shall be released from all liability and obligations first arising under this Lease after such sale or other transfer.
8.WAIVER. No waiver of any condition or covenant of this Lease by either party shall be deemed to imply or constitute a further waiver of the same or any other condition or covenant, and nothing contained in this Lease shall be construed to be a waiver on the part of Landlord of any right or remedy in law or otherwise.
9.HOLDING OVER. Any holding over beyond the expiration of the term of this Lease shall be construed to be a tenancy from month to month at 150% of the monthly rental rate that was paid during the last month of the Lease term, and shall otherwise be on the same terms and conditions as provided in this Lease.
10.BROKERS. Landlord and Tenant agree that no brokerage commission or similar compensation is due in connection with this transaction except for the commission due to Jones Lang LaSalle, which shall be paid by Landlord pursuant to a separate agreement. Newmark represents the Tenant and shall be paid by Jones Lang LaSalle. Except as provided in the preceding sentence, each party agrees to indemnify the other against all claims for brokerage commissions or other compensation for services rendered at its instance in connection with this transaction.
11.SURRENDER. Upon the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord the Property and the Premises in good condition and repair, ordinary wear and tear since the last repair required by this Lease, damage caused by fire and other casualty or governmental takings excepted. Tenant shall remove all of its equipment, furnishings and personal property from the Property prior to the end of the term of the Lease and any alterations or improvements made by Tenant as removal is requested by Landlord and repair any damage caused by such removal.
12.SEVERABILITY. If any provision of this Lease or its application to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.
13.NOTICES. All notices to be given to either party shall be deemed given if made in writing and sent by e-mail, deposited in the United States certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight courier service, and addressed to the parties at the following addresses:
Landlord's Address: XXXXX
Attn: XXXXX
E-mail: XXXXX

Tenant's Address: XXXXX
Attn: XXXXX
E-mail: XXXXX

Either party may change its notice address by giving notice to the other in the foregoing manner. The parties agree that any notice sent by email shall not be effective unless the notice is also deposited for overnight delivery with a nationally recognized delivery service (e.g., FedEx,

UPS) to the recipient on the same day as the email notice, provided that e-mail alone shall be effective for notices under Sections 2 and 14 hereof. If the email is sent on or prior to 5:00 PM Eastern Time and followed by deposit in overnight delivery on such day, then notice shall be deemed to have occurred on the same day as the email notice. If the email is sent after 5:00 PM Eastern Time, then the notice shall be deemed to have been given on the following day provided that such notice is also sent for overnight delivery as required herein
1.SIGNS. Tenant shall not install any signs on the exterior of the Premises without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed. If a sign is permitted, Tenant shall maintain the sign in good condition, in accordance with all applicable Laws, and shall be responsible to Landlord for any costs incurred by Landlord in connection with the installation, use or maintenance of the sign. At the expiration or earlier termination of this Lease, Tenant shall remove the signs and shall repair any damage resulting from this removal. Landlord and Tenant shall negotiate in good faith regarding the potential for directional signage outside the boundaries of the Property, subject to the terms of this paragraph.
2.LANDLORD'S RESERVED RIGHTS. Without abatement or diminution of rent, and in addition to any other rights reserved in this Lease, Landlord reserves the following rights: (a) to change the street address and/or the name of the Building; (b)intentionally omitted ; (c) to use all or part of the roof or exterior walls of the Building for purposes of performing Landlord’s obligations under this Lease; (d) to install, maintain, use, repair or replace within the Premises or the Building pipes, ducts, wire, conduits and other mechanical equipment serving other parts of the Property; provided that Landlord shall use good faith efforts to minimize interference with Tenant’s rights under this Lease, ingress or egress to the Premises, or Tenant’s business operations as a result of such actions.
3.RIGHT OF ENTRY. Landlord shall have the right to enter the Premises during normal business hours to examine their condition, to make any repairs, show and, during the last six (6) months of the term, to show the Premises to persons interested in purchasing or leasing the same. Except where it is impractical to do so in an emergency situation, Landlord shall give Tenant at least 24 hours’ notice before any entry.
4.ESTOPPEL CERTIFICATE. Within 10 business days after Tenant’s receipt of any written request by Landlord, Tenant shall execute an estoppel certificate to evidence (a) the existence or nonexistence of any default under this Lease by Landlord or Tenant, any amendments to this Lease or prepayments of rentals and (b) such other facts with respect to this Lease as Landlord or any mortgagee may reasonably require.
5.ENTIRE AGREEMENT. This Lease contains the entire agreement between the parties and supersedes all prior understandings. No amendment to this Lease shall be valid unless in writing and executed by the party against whom enforcement of the amendment is sought.
6.CAPTIONS. The captions of this Lease are for convenience of reference only and shall not be considered in the construction of any provisions of this Lease.

[Signature Pages Follow]

SIGNED as of the date first written above.
LANDLORD:
MELINK PROPERTIES LLC, an Ohio limited liability company

By: /s/ Stephen K. Melink
Name: Stephen K. Melink
Title: Managing Partner

STATE OF OHIO )
) SS:
COUNTY OF ___________ )

The foregoing instrument was acknowledged before me this ____ day of April, 2023, by ________________, ________________ of Melink Properties LLC, an Ohio limited liability company, on behalf of the limited liability company.

(SEAL)
Notary Public

My commission expires:

ENANT:
HYLIION, INC. a Delaware corporation

By: /s/ Thomas Healy
Name: Thomas Healy
Title: CEO

STATE OF ________ )
) SS:
COUNTY OF ___________ )

The foregoing instrument was acknowledged before me this ____ day of April, 2023, by ________________, ________________ of Hyliion, Inc., a Delaware corporation, on behalf of the company.

(SEAL)
Notary Public

My commission expires: